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                                                                     EXHIBIT 5.2


[SHER GARNER CAHILL RICHTER KLEIN MCALISTER & HILBERT, L.L.C. LETTERHEAD]


                                  May 11, 2001

Tube-Alloy Corporation
Board of Directors
c/o Grant Prideco, Inc.
1450 Lake Robbins Drive
Suite 600
The Woodlands, TX 77380


Ladies and Gentlemen:

         We have acted as special Louisiana counsel to Tube-Alloy Corporation, a Louisiana corporation (the "Guarantor"), in connection with the Guarantor's guarantee of up to $200,000,000 principal amount of 9 5/8% Senior Notes due 2007, Series A (the "Notes") issued by Grant Prideco, Inc., a Delaware corporation (the "Company"). The Notes will be issued pursuant to an Indenture (the "Indenture") dated as of December 4, 2000 (the "Execution Date"), among the Company, the Subsidiary Guarantors identified therein (the "Subsidiary Guarantors") and U.S. Trust Company of Texas, N.A., as Trustee (in such capacity, the "Trustee"). Guarantor is a Subsidiary Guarantor. The guaranty of the Notes by Guarantor is referred to as the "Guaranty." The terms of the offer to exchange the Notes for the outstanding Series A Notes issued under the Indenture are described in the Registration Statement on Form S-4 filed by the Company and the Subsidiary Guarantors with the Securities and Exchange Commission (the "Registration Statement"), for the registration of the Notes under the Securities Act of 1933.

         We do not represent the Guarantor on a general or regular basis and, accordingly, have no detailed information concerning its business or operations. Therefore, except as otherwise expressly provided herein, nothing contained herein should be construed as an opinion regarding the Guarantor or its operations satisfying or otherwise complying with any local laws or


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May 11, 2001
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ordinances or laws or ordinances of general application pertaining to the particular business and operations of the Guarantor. In our capacity as special Louisiana counsel to the Guarantor in connection with this opinion (the "Opinion"), we have reviewed the following corporate documents: (i) the Articles of Incorporation of the Guarantor, certified by the Secretary of the Guarantor (the "Articles"); (ii) the Bylaws of the Guarantor, certified by the Secretary of the Guarantor (the "Bylaws"); (iii) a Secretary's Certificate issued by the Secretary of the Guarantor (the "Secretary's Certificate"); (iv) a Written Consent of Directors in Lieu of a Special Meeting, certified by the Secretary of the Guarantor; and (v) a Certificate of Good Standing of the Guarantor from the Louisiana Secretary of State, dated November 27, 2000.

         In our capacity as special Louisiana counsel to the Guarantor, we have also examined the Indenture and such other instruments and documents as we have deemed necessary as a basis for the opinions hereinafter expressed.

                                   ASSUMPTIONS

         For purposes of this Opinion, we have assumed, with your permission and without independent investigation, the following:

         (a) the authenticity of all documents submitted to us as originals, the legal capacity of any individual signing any documents, the genuineness of all signatures on all documents and certificates referred to herein or relied upon by us, and the conformity to originals of all documents sent to us as copies;

         (b) that all documents, instruments, and agreements referred to herein have been or will be duly authorized, executed, and delivered in the form that was submitted to us by all parties (other than the Guarantor) to such documents, instruments and agreements; and

         (c) the accuracy of all statements of fact set forth in the Indenture and the Secretary's Certificate.

                                    OPINIONS

         Based on the foregoing assumptions and subject to the exceptions and qualifications herein contained, we are of the opinion that:
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Tube-Alloy Corporation
May 11, 2001
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         (1) On the Execution Date, Guarantor was a corporation duly incorporated, validly existing and in good standing under the laws of the State of Louisiana.

         (2) On the Execution Date, Guarantor had the corporate power to execute and deliver the Indenture, and to perform its obligations under the Indenture. The execution and delivery of the Indenture and the performance by Guarantor of its obligations thereunder have been duly authorized by all necessary corporate action on the part of Guarantor. The Indenture was executed and delivered by Guarantor on the Execution Date.

         (3) The execution, delivery and performance by Guarantor of the Indenture will not conflict with, violate, or result in any breach of or a default under the Articles or Bylaws of Guarantor. The execution and delivery by Guarantor of the Indenture on the Execution Date did not violate any provision of Louisiana law.

                         QUALIFICATIONS AND LIMITATIONS

         The foregoing opinions are subject to the following exceptions and qualifications:

         (a) This opinion is rendered solely as to matters of Louisiana law, and we do not purport to express any opinion herein concerning any law other than the laws of the State of Louisiana. We are not opining as to any securities laws, blue-sky laws, or laws of the United States of America.

         (b) Our opinions are limited to the specific issues addressed and are limited in all respects to laws and facts existing on the date of this Opinion. We undertake no responsibility to advise you of any changes in the law or the facts after the date hereof that would alter the scope or substance of the opinions expressed herein.

                               ADDITIONAL MATTERS

         We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement. This Opinion expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.
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Tube-Alloy Corporation
May 11, 2001
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                                         Respectfully submitted,


                                         /s/ SHER GARNER CAHILL RICHTER KLEIN
                                                McALISTER & HILBERT, L.L.C.

                                             Sher Garner Cahill Richter Klein
                                                McAlister & Hilbert, L.L.C.